Exhibit F

                              TROUTMAN SANDERS LLP
                            600 PEACHTREE STREET, NE
                          ATLANTA, GEOEGIA 30308-2216

                                  June 30, 1997


Securities and Exchange Commission
Washington, D.C. 20549

     Re: The Southern Company, et al. - Application or Declaration on Form U-1 (File No. 70-8733), as amended

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above, as amended by Amendment No. 8 (Post-Effective No. 5) and Amendment
No. 9 (Post-Effective No. 6), and are furnishing this opinion with respect to the transactions proposed therein.

         We are of the opinion that Southern, Southern Energy, Mobile Energy, Holdings, and the other named applicants are each a validly organized and duly existing corporation under the laws of the State of its incorporation and that, upon the issuance of your order or orders herein, and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1, as amended, and your order or orders:

          (a) all state laws applicable to the proposed transactions will have been complied with;

         (b) the Preferred Stock will be validly issued, fully paid and non-assessable, and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in Mobile Energy's articles of incorporation; and

         (c) the consummation of the transactions described above will not violate the legal rights of the holders of any securities issued by Southern, Southern Energy Mobile Energy, Holdings or any associate company of any of the foregoing.

         We hereby consent to the use of this opinion in connection with the filing of such statement on Form U-1.

                                                     Very truly yours,

                                                     /s/ Troutman Sanders LLP
                                                     Troutman Sanders LLP